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                                                                      Exhibit 99
[LOGO OF AGL RESOURCES]

                              NEWS RELEASE

                                            FOR IMMEDIATE RELEASE
                                            Contact
                                            Maureen Clayton
                                            Director, Corporate Communications
                                            (404) 584-3472


                AGL RESOURCES NAMES NEW CHIEF FINANCIAL OFFICER

ATLANTA, GEORGIA, October 27, 1999 -- AGL Resources Inc. (NYSE: ATG) today announced the appointment of Donald P. Weinstein as senior vice president and chief financial officer.

     Weinstein comes to AGL Resources from Citizens Utilities Company, where he served as vice president, planning and development. He held a number of positions at Citizens Utilities in the areas of strategic development, mergers and acquisitions, financial planning and analysis, and tax accounting. He has also worked at the regional public accounting firm of Desanto, Bertoline & Company, where he specialized in audit services to the banking and real estate industries.

     "Don's strong background in strategy, financial planning and accounting, coupled with his experience with merger and acquisition activities, will be a tremendous asset to AGL Resources as we continue our transition in the competitive marketplace," said Walter M. Higgins, AGL Resources' chairman and chief executive officer. "This is an affirmative step in realizing our strategic direction to grow and gain scale."

     Weinstein led the merger and acquisition activities while at Citizens Utilities. Citizens Utilities is a telecommunications company with diversified utility holdings in electric distribution, natural gas distribution and water and wastewater treatment.

     At AGL Resources, Weinstein will have functional accountability for investor relations, corporate secretary, financial systems, treasury, strategic planning, budgeting, financial planning and analysis, and strategic development/merger and acquisitions. He joins AGL Resources on November 1.

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     Weinstein replaces J. Michael Riley, who is leaving AGL Resources after 26 years to pursue new opportunities. "I'd like to personally thank Mike for his dedication and capable work on behalf of the company and his help during the past year," said Higgins. "I wish him success as he moves forward," he said.

     AGL Resources Inc. is a regional energy holding company with operations in the Southeast. Atlanta Gas Light Company, the largest natural gas distributor in the Southeast and the company's primary subsidiary, provides delivery service for nearly 1.5 million customers in Georgia and, through Chattanooga Gas Company, in southern Tennessee. Although natural gas distribution is AGL Resources' core business, it also is engaged in other energy-related businesses, including retail energy marketing, customer care services for energy marketers and wholesale and retail propane sales.